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[LOGO]
PILLOWTEX CORPORATION
4111 Mint Way
Dallas, Texas 75237
214/333-3225, FAX: 214/330-6016



Mr. Charles M. Hansen, Jr.
3820 Gillon
Dallas, TX   75205

     Re:  AMENDMENT TO EMPLOYMENT AGREEMENT

Dear Chuck:

     On January 1, 1993, Pillowtex Corporation ("Pillowtex") and you entered into an Employment Agreement (the "Agreement") including an amendment dated as of July 26, 1993, pursuant to which you were employed as Chairman of the Board, Chief Executive Officer and President of Pillowtex. Set forth below are amendments to the Agreement to which Pillowtex and you have agreed:

     1. Section 4 of the Agreement shall be amended extending the term of employment as follows:

          "4. TERM. The employment of Employee hereunder shall begin on the date hereof and shall continue until the earliest of (a) the death of the Employee, (b) the Disability (as defined herein) of Employee,
     (c) the date the Employee voluntarily terminates his employment hereunder, (d) the date the Employer terminates Employee's employment hereunder for Just Cause (as defined herein) or (e) June 20, 2005 (the
     "Expiration Date"). . . ."

     2. Pursuant to Section 6(d) of your Employment Agreement, dated January 1, 1993, Pillowtex Corporation (the "Company") agreed to provide you with a term life insurance policy for the benefit of your designated beneficiaries. In an amendment to the Employment Agreement, dated as of July 26, 1993, the term life insurance policy was substituted for a $3 million split dollar life insurance policy and the Company agreed to maintain the premium payments that would have been payable by the Company had the term life insurance remained in effect, and to loan to you the balance of the premiums as they become due. Amounts loaned to you in connection with these premium payments are evidenced by a promissory note given by you to the Company, and bear interest quarterly at the rate stated therein. The Company has now agreed to assume the obligation of payment of all of the premiums due and payable on the policy including any and all interest accrued on the promissory note and will reimburse you for the income tax consequences attributable to you for such accrued interest. Accordingly, effective as of January 20, 1998, additional principal will cease to accrue on the promissory note. All of

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Mr. Charles M. Hansen, Jr.
January 20, 1998
Page 2


the terms of the promissory note, including provisions regarding the repayment thereof, shall remain the same.

     If the foregoing reflects the agreement between Pillowtex and you, please execute this letter where indicated below.

                                       Very truly yours,
                                       PILLOWTEX CORPORATION


                                       By: /s/ Jeffrey D. Cordes
                                          -------------------------------------
                                          Jeffrey D. Cordes
                                          President and Chief Operating Officer



AGREED AND ACCEPTED
As of January 20, 1998


/s/ Charles M. Hansen, Jr.
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    Charles M. Hansen, Jr.